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                                                                      EXHIBIT 11


                           SI DIAMOND TECHNOLOGY, INC.
                     COMPUTATION OF INCOME (LOSS) PER SHARE

                                                           Three Months ended June 30,          Six Months ended June 30,
                                                          ------------------------------      ------------------------------
                                                              2001             2000               2001              2000
                                                          ------------      ------------      ------------      ------------
Computation of loss per common share:

   Net loss applicable to common shares                   $ (1,269,882)     $ (1,604,104)     $ (2,577,445)     $ (3,458,790)

   Weighted average number of common shares                 63,648,286        55,778,265        62,924,823        55,610,804

   Net income (loss) per common share                     $      (0.02)     $      (0.03)     $      (0.04)     $      (0.06)


Computation of income (loss) per common
   share assuming full dilution**

** No computation of diluted loss per common share is included for any period because such computation results in an antidilutive loss per common share.